PROSPECTUS SUPPLEMENT NO. 4                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 15, 2007)              REGISTRATION NO. 333-134063

                           U.S. HELICOPTER CORPORATION
                        32,953,188 SHARES OF COMMON STOCK


         This prospectus supplement supplements the prospectus dated May 15, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 32,953,188 shares of common stock of U.S. Helicopter Corporation ("U.S. Helicopter" or the "Company").

         This prospectus supplement includes our Report on Form 8-K dated January 7, 2008, which was filed with the Securities and Exchange Commission on January 9, 2008. The information contained in the Report on Form 8-K included in this prospectus supplement is dated as of the date of such report.

         This prospectus supplement should be read in conjunction with the prospectus dated May 15, 2007, and the prospectus supplements dated May 16, 2007, August 31, 2007 and January 2, 2008, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 15, 2007 and the prospectus supplements dated May 16, 2007, August 31, 2007 and January 2, 2008.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 9, 2008

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): January 7, 2008



                       U.S. HELICOPTER CORPORATION (Exact
                   Name of Registrant as Specified in Charter)



     DELAWARE                              001-32580            27-0096927
---------------------------------        -------------      ------------------
(State or Other Jurisdiction of          (Commission           (IRS Employer
Incorporation or Organization)           File Number)       Identification No.)

6 EAST RIVER PIERS, SUITE 216, DOWNTOWN MANHATTAN HELIPORT,         10004
                                               NEW YORK, NY
-----------------------------------------------------------         -----
(Address of Principal Executive Offices)                          (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                           --------------


                                 NOT APPLICABLE
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                            SECTION 8 - OTHER EVENTS

ITEM 8.01.        OTHER EVENTS

(A)      RELATIONSHIP WITH EOS AIRLINES

         On January 7, 2008, U.S. Helicopter Corporation (the "Company" or "US Helicopter") issued the following press release announcing the Company's relationship with Eos Airlines:

         "U.S. Helicopter Corporation (OTC Bulletin Board: USHP) today announced it has signed a partnership agreement with Eos Airlines to provide helicopter service between Manhattan and JFK International Airport for Eos Guests traveling to or from London. US Helicopter offers 135 flights per week between Manhattan and JFK - from East 34 Street Heliport and from Downtown Manhattan Heliport. Eos has 44 flights per week between New York's JFK and London's Stansted Airport.

         Guests reserving unrestricted tickets aboard Eos will be offered complimentary helicopter transfer from either heliport to/from JFK. At the heliports, TSA security screening and thru check-in of bags to London's Stansted
- will be completed. After a convenient eight-minute helicopter flight Guests will be greeted by an Eos Guide and escorted to the Lounge or directly to their flight.

         Senior Vice President & Chief Marketing Officer of US Helicopter, Donal McSullivan commented `the streamlined efficient and time-saving service provided by US Helicopter is a perfect fit with the EOS experience.' He continued `our clients are similar to those so well looked after by EOS - discerning travelers that appreciate quality and service.'

         Reservations on US Helicopter can be made by visiting WWW.FLYUSH.COM or calling toll free 877-262-7676. From the UK call toll free +00-800-2727-6766.

         `We are delighted to now offer the convenience of the US Helicopter 8 minute flight between Manhattan and JFK. Eos is not simply an airline, it's a lifestyle choice,' commented Adam Komack, Chief Lifestyle Officer for Eos. `As we grow, we will continue to provide products, services and experiences that authentically complement our Guests' lifestyle before, during and after they travel on our planes.'

         The new helicopter service complements other amenities offered by Eos such as limousines, day rooms, or Stansted Express train tickets. Reservations for Eos flights between New York and London may be obtained by calling (800) 598-2169, or may be reserved online at: WWW.EOSAIRLINES.COM.

ABOUT US HELICOPTER

         US Helicopter (OTC Bulletin Board: USHP) is the first scheduled airline helicopter service between Manhattan, JFK and Newark Airports in more than two decades. Presently, US Helicopter operates 135 weekly flights to/from the Downtown Manhattan Heliport or East 34th Street Heliport to JFK International Airport. Founded in 2003, US Helicopter provides scheduled, reliable, fast and affordable helicopter transportation designed to meet the needs of time-sensitive business travelers. All flights utilize state-of-the-art Sikorsky S-76 helicopters configured for eight passengers and staffed with two pilots. For more information please visit WWW.FLYUSH.COM or call 877-262-7676. From the UK, call toll free +00-800-2727-6766.

ABOUT EOS AIRLINES

         Eos provides single-class premium service in a class by itself - 'Eos Class.' Eos was named `Best Long Haul Business Airline' at the 2007 Business Travel World Awards based on the strength of its dedicated employees, operational excellence and `uncrowded' guest experience. Eos flies the world's only 757s outfitted with just 48 `suites,' each of which houses an award-winning 6'6" fully-horizontal flat-bed and provides 21 square feet of personal space with unobstructed aisle access for every guest. Eos offers 44 flights per week between New York's JFK Airport and London's Stansted Airport, with routes between Newark, N.J. and Stansted, and JFK and Paris, announced for 2008. Eos takes responsibility for the complete end-to-end experience of its guests. For more information, visit WWW.EOSAIRLINES.COM or call (800) 598-2169.

                                       ###

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:

The foregoing contains `forward-looking statements', which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside US Helicopter's control that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see US Helicopter's filings with the Securities and Exchange Commission. US Helicopter disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise."

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 9, 2007

                                  U.S. HELICOPTER CORPORATION
                                  (Registrant)



                                  By:        /S/ JOHN G. MURPHY
                                           -------------------------------------
                                           John G. Murphy
                                           Chief Executive Officer and President